   EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of Cord Blood America, Inc. of our report dated April 12 2007, with respect to the balance sheet of Cord Blood America Inc. as of December 31, 2006, the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2006 and 2005.  Our report includes an emphasis paragraph relating to the uncertainty as to the Company’s ability to continue as a going concern.  We also consent to the reference to our firm under the caption “Experts.”

Rose, Snyder & Jacobs

A Corporation of Certified Public Accountants

Encino, California
December 27, 2007